OPERATING AGREEMENT

OF

POLYMER ENERGY, LLC

AN OHIO LIMITED LIABILITY COMPANY

DATED AS OF June 26, 2003

OPERATING AGREEMENT

OF

POLYMER ENERGY, LLC

          THIS OPERATING AGREEMENT is entered into as of this 26th day of June, 2003 by and among the persons who have executed this Agreement and are identified as Shareholders in Schedule A attached hereto and such other persons, if any, who may hereafter become additional Shareholders and sign counterpart signature pages hereof (individually referred to as “Party” and collectively referred to as the “Parties”).

R E C I T A L S:

          The Parties have determined that it will be in their collective best interests to form a new joint venture entity to license the “Polymer Recycling Technology” as hereinafter defined), and commercially exploit the Polymer Energy Technology within the “Territory” (as hereinafter defined) in such ways as may be agreed to by the Parties.

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

FORMATION OF LIMITED LIABILITY COMPANY

          On November 20, 2002, Articles of Organization were filed with the Secretary of State of Ohio thereby forming a limited liability company that shall serve as the joint venture entity referred to in the Recitals above (the “Company”) under the provisions of the Ohio Limited Liability Company Act as set forth in Chapter 1705 of the Ohio Revised Code (the “Act”).

ARTICLE 2

NAME

          The business of the Company shall be conducted under the name Polymer Energy, LLC or such other name as the Board of Managers shall hereafter designate.

ARTICLE 3

DEFINITIONS

          As used in this Agreement and the Tax Appendix attached hereto as Schedule B and made a part hereof (the “Tax Appendix”), the following terms shall have the meanings indicated.  Capitalized terms used in this Agreement but not listed below shall have the meanings specified in the Tax Appendix.

          3.01     Act.  The Ohio Limited Liability Company Act set forth in Chapter 1705 of the Ohio Revised Code.

          3.02     Affiliate. Any Person that controls, is controlled by, or is under common control with a designated Person.

          3.03     Agent.  Any officer, director, manager, employee, consultant or other representative, however denominated, of a Person.

          3.04     Agreement. This Operating Agreement, as amended, modified or supplemented from time to time.

          3.05     Capital Contribution.  The amount of cash and/or at the election of the Managers, the fair market value of any amount contributed by a Shareholder to the Company in exchange for its shares, including (i) property, (ii) services rendered, or (iii) a promissory note or other obligation to contribute cash or property or to perform services, which obligation is set forth in writing and signed by the Shareholder.

          3.06     Cash Available.  Includes all funds received by the Company from any source whatsoever, including (i) Capital Contributions, (ii) its operations, (iii) income derived from royalties paid to the Company pursuant to a license of the Polymer Recycling Technology by the Company to any Person (including a license by the Company to a Party), (iv) interest or other income earned on funds, (v) borrowings or the refinancing of any indebtedness of the Company; and/or (vi) the sale of any Company Property (but excluding sales made to liquidate Company Property upon dissolution), and determined by the Managers to be available for distribution after paying expenses, paying Tax Distributions pursuant to Section 11.01 hereof, making such prepayments of indebtedness of the Company as the Managers may, in their discretion, determine, and providing reserves for such anticipated expenses and acquisition of assets as the Managers reasonably determine are necessary or desirable for the efficient and appropriate operation of the Company.

          3.07     Code.  The Internal Revenue Code of 1986, as amended.  All references to particular sections of the Code shall be deemed to include references to corresponding provisions of subsequent federal tax law.

          3.08     Company.  The limited liability company formed pursuant to the Articles of Organization of the Company, as it may from time to time be constituted.

          3.09     Company Property.  All real and personal property acquired by the Company, including both tangible and intangible property.

          3.10     Confidential Information.  Any data or information, other than Trade Secrets, that is valuable to a Person and not generally known to competitors of that Person.

          3.11     Control.  The power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract or otherwise.

          3.12     Dissolution Event.  As defined in Section 17.01.

          3.13     Distributees.  Shareholders.

          3.14     Fiscal Year.  The fiscal year of the Company, and its taxable year for federal income tax purposes, which shall be the calendar year.

          3.15     Gross Revenues.  All revenues and other consideration of any type received from any source, without deduction, determined in accordance with generally accepted accounting principles consistently applied.

          3.16     Joint Venture Agreement.  The Joint Venture Agreement of even date herewith among the Shareholders, as the same may hereafter be amended or restated.

          3.17     Manager.  As that term is defined in the Act.  The Board of Managers shall manage the business and affairs of the Company in accordance with this Agreement.

          3.18     NTI  Northern Technologies International Corporation, a Delaware corporation.

          3.19     Officers.  The officers of the Company from time to time elected or appointed and acting pursuant to Section 15.17 of this Agreement.

          3.20     Person.  Any natural person, corporation, partnership, firm, association, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

          3.21     Polymer Recycling Technology.  A method for continuous conversion of polyolefinic plastics wastes (such as polyethylene or polypropylene) to a liquid mixture of non-saturated and saturated hydrocarbons, constituting high quality paraffin, and a device to realize said method, including, without limitation, certain rights to the patents, patent applications, know-how and related intellectual property described in Exhibit A to the Joint Venture Agreement.

          3.22     Shares.  “Membership interests” (as that term is defined in the Act), representing an ownership interest in the equity of the Company, including any classes of Shares authorized from time-to-time by the terms of this Agreement.  Except as otherwise expressly stated herein, the number of Shares held by a Person in relation to the total number of Shares then outstanding shall determine that Person’s relative participation in the capital, Profits and Losses and distributions from the Company.  The Managers shall determine from time-to-time the Capital Contributions or other consideration to be accepted in exchange for Shares.

          3.23     Shareholder.  “Member” (as that term is defined in the Act).

          3.24     Tax Distribution.  A cash distribution to the Shareholders pursuant to the provisions of Section 11.01 of this Agreement.

          3.25     Territory.  All NAFTA countries (Canada, United States and Mexico) and all countries of Asia, including without limitation all ASEAN countries as well as India, Japan, China, and Turkey.

          3.26     Trade Secret  Information, including but not limited to technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial date, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can derive economic value from its disclosure or use, and (b) is the subject of reasonable efforts by a Person to maintain its secrecy.  For purposes of this Agreement, the term “Trade Secrets” does not include information that (x) was generally known to the public at the time of the disclosure of such information in violation of any provision of this Agreement, (y) became generally known to the public after disclosure in violation of any provision of this Agreement through no act or omission of the Person who owned the Trade Secrets, or (z) was disclosed to any Person by a third party having a bona fide right both to possess such information and to disclose such information to a Person who is not the owner of the Trade Secrets.

          3.27     Transfer.  Any transfer, sale, assignment, pledge, encumbrance, hypothecation or other disposition, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, or by operation of law or otherwise, or whether inter vivos or upon death.

ARTICLE 4

NATURE OF BUSINESS

          The purpose for which the Company is formed is to commercially exploit the Polymer Energy Technology throughout the Territory and to engage in any lawful act or activity for which limited liability companies may be formed under the Act in order to accomplish such purpose.

ARTICLE 5

NAMES AND ADDRESSES OF SHAREHOLDERS

          The names and addresses of the Shareholders are set forth in Schedule A attached hereto.  Schedule A shall be amended from time to time to reflect the admission of additional Shareholders into the Company.

ARTICLE 6

TERM

          The term of this Agreement shall commence as of the date first set forth above and shall be perpetual unless sooner terminated as hereinafter provided.

ARTICLE 7

PRINCIPAL PLACE OF BUSINESS

          The principal place of business of the Company shall be in Cuyahoga County, Ohio, or such other place or places as the Managers may designate, either within or without the State of Ohio.

ARTICLE 8

CAPITALIZATION OF THE COMPANY

          8.01     Initial Capitalization.  The initial Shares of the Company shall be owned by those Persons and in such amounts as are set forth in Schedule A attached hereto.

          8.02     Additional Capital Contributions.  In the event that the Managers shall determine that additional Capital Contributions (“Additional Capital Contributions”) are necessary for the Company through the issuance of additional Shares, then the Managers shall determine the price per Share, the number of Shares to be issued and the other terms thereof.  Shareholders shall have the opportunity to make Additional Capital Contributions in proportion to their respective equity interests at the time.  Equity interests of Shareholders who decline to make Additional Capital Contributions will be diluted by the number of new Shares issued as a consequence of Additional Capital Contributions by existing Shareholders or new Shareholders.

ARTICLE 9

RESTRICTIONS ON TRANSFER

          9.01     Prohibited Transfers.  No Shareholder shall Transfer any Shares voluntarily or involuntarily (including, without limitation, disposition by way of bankruptcy, execution, hypothecation, seizure and sale by legal process, operation of law or otherwise), to any Person except and only in strict accordance with the terms, covenants and conditions, and subject to the restrictions, obligations, options and limitations, set forth in this Agreement.

          9.02     Exclusion From Provisions of Article 9.  Nothing herein shall preclude or in any manner limit a Shareholder from transferring such Shareholder’s interest to the Company, or any part thereof, to an Affiliate of the transferring Shareholder or to another Shareholder or from transferring such Shareholder’s interest to such Shareholder’s spouse, children or to a trust for the benefit of any of such Persons; provided, however, that the transferee shall become a party to this Agreement and shall be bound by all of the provisions hereof.  Any such transfer may be made without compliance with Sections 9.01, 9.04, 9.05, 906, 9.07, 9.08 and 9.09 of this Agreement.

          9.03     Notation on Company’s Books.  No Transfer of Shares shall be effective until (i) noted on the Company’s books; and (ii) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement.

          9.04     Notice of Offer.  For purposes of this Agreement, the term “Qualified Offer” shall mean a legally enforceable written offer from a Person financially capable of carrying out its terms.  In the event that a Shareholder (“Offering Shareholder”) shall receive and desire to accept a Qualified Offer to Transfer all or any portion of the Shares held by the Offering Shareholder, then the Offering Shareholder shall promptly give notice to the Company of the existence of such Qualified Offer and include a complete copy of such Qualified Offer in such notice.  The notice shall constitute an offer from the Offering Shareholder to sell all of the Shares which are the subject of the Qualified Offer (the “Offered Shares”) to the Company and to the other Shareholders at a purchase price and upon terms which are the same as the purchase price and other terms set forth in the Qualified Offer.

          9.05     Right of First Refusal.  The Company shall have thirty (30) days from its receipt of the aforesaid notice in which to accept the Offering Shareholder’s offer described in Section 9.04.  Acceptance by the Company shall be by notice given in the manner described in Section 23.12 of this Agreement.  Notwithstanding the foregoing, no acceptance by the Company shall be deemed to be valid if:  (i) the Company shall have elected to acquire less than all of the Offered Shares; and (ii) the other Shareholders shall not have elected to acquire the balance of the Offered Shares pursuant to Section 9.06.

          9.06     Offer to Other Shareholders.  In the event that the Company shall not have elected to acquire all of the Offered Shares within the thirty (30) day period described in Section 9.05, then the other Shareholders shall have thirty (30) days from the expiration of the Company’s thirty (30) day option period in which to acquire all, but not less than all, of the balance of the Offered Shares.  The Company shall give notice thereof to the Offering Shareholder and the other Shareholders.

          9.07     Payment of Purchase Price.  The purchase price for Shares purchased by the Company or a Shareholder pursuant to this Article shall be paid in the manner set forth in the Qualified Offer.

          9.08     Sale to Third Party.  In the event that both the Company and the other Shareholders shall not elect, in the aggregate, to purchase all of the Offered Shares, then the Offering Shareholder may sell all of the Offered Shares pursuant to the terms of the Qualified Offer, subject to consent of the Managers as set forth in Section 9.09.  In the event that the sale pursuant to the Qualified Offer shall not be consummated within thirty (30) days after the expiration of the thirty (30) day option period granted to the other Shareholders pursuant to Section 9.06, then the provisions of this Agreement shall again apply to the Offered Shares as if no Qualified Offer had ever been made.

          9.09     Consent of Managers.  No Transfer of Shares to a third party shall be effective unless the Managers shall consent to such Transfer, which consent shall not be unreasonably withheld.  In determining whether to grant their consent, the Managers may take the following factors into consideration:  (i) the reputation of the proposed transferee; (ii) the financial ability of the proposed transferee to make Additional Capital Contributions in the future; (iii) the ability and willingness of the proposed transferee to assist the Company in its future growth by reason of such person’s contacts, experience and other attributes; (iv) the tax consequences, if any, to the Company that would occur as a result of the Transfer; and (v) compliance with all securities laws and regulations applicable to the proposed Transfer.

          9.10     Applicability to Transferees.  A transferee who is not a Party to this Agreement but who acquires any Shares from a Shareholder following compliance with this Agreement shall thereafter be deemed to be a Shareholder and a Party with respect to the Shares so acquired.

          9.11     Transfer in Violation of this Agreement  Any sale, transfer or other disposition of Shares by a Shareholder to any Person in violation of the provisions of this Agreement is prohibited and shall be null, void and of no effect.

          9.12     Endorsement of Share Certificates.  The Company shall endorse upon each certificate evidencing any Shares a legend in substantially the following form:

The transfer of the Shares  represented by this certificate is subject to certain restrictions under the terms of the Company’s Operating Agreement which is on file in the office of the Company.  Any attempt to transfer in violation of the provisions of said Agreement shall be null and void and of no effect.  The Company will mail to any shareholder a copy of the aforementioned restrictions without charge within five (5) days after receipt of written request therefor.”

The Company shall not transfer any Shares other than in accordance with this Agreement.  If, for any reason, any of the Shares are no longer subject to the restrictions and provisions hereof, the Company shall, upon request of a Shareholder, issue a new certificate or certificates for such Shares without such endorsement upon surrender to the Company of the certificate or certificates containing such endorsement.

ARTICLE 10

ADDITIONAL SHAREHOLDERS

          Any Person may, with the consent of the Managers, become a Shareholder upon the issuance by the Company of Shares to such Person for such consideration as the Managers shall determine.  No new Shareholders shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  The Managers may, at their option, at the time a Shareholder is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Shareholder for that portion of the Company’s tax year in which a Shareholder was admitted in accordance with the provisions of Section 706(d) of the Code and the Regulations promulgated thereunder.

ARTICLE 11

DISTRIBUTIONS

          11.01     Tax Distributions.  The Managers shall have discretion to authorize Tax Distributions as described in this Section after taking into account the Cash Available and future cash requirements.  Subject to the foregoing, if the Company reports taxable income (for federal income tax purposes) for a Fiscal Year, a distribution shall be made (the “Tax Distribution”) to the Distributees with respect to such year in an aggregate amount equal to the result obtained when such taxable income is multiplied  by the maximum federal individual income tax rate (the “Tax Rate”) for such year.  The Tax Distribution shall be calculated periodically on a good faith estimated basis by the Managers in order for Company to make quarterly interim Tax Distributions prior to the dates on which individuals are generally required to make Federal estimated tax payments.  If the sum of any distributions (including Interim Tax Distributions) made to the Distributees pursuant to this Article 11 during any Fiscal Year to which this Section 11.01 applies is less than the amount of the Tax Distribution required for such year (a “Tax Distribution Shortfall”), then on or before March 31 of the following year, the Company shall distribute to the Distributees an aggregate amount equal to such Tax Distribution Shortfall.  In determining whether a Tax Distribution Shortfall exists with respect to any Fiscal Year, there shall be excluded any distribution during such year which was made because of a Tax Distribution Shortfall for the preceding year.  Each distribution made pursuant to this Section 11.01 shall be distributed to the Distributees pro rata in accordance with their ownership of Shares.

          11.02     Limitation on Tax Distributions.  Notwithstanding the provisions of Section 11.01 hereof, the Company shall not be required to borrow money in order to make Tax Distributions except as determined by the Managers in their sole discretion.

          11.03     Discretionary Distributions.  Except as otherwise provided herein, any Cash Available shall be distributed to the Distributees pro rata in accordance with their ownership of Shares at such times as the Managers shall determine.

          11.04     Dissolution.  Upon the occurrence of a Dissolution Event, the Managers shall liquidate the Company Property and apply and distribute the proceeds thereof as follows:

    (a)     The proceeds shall first be applied to the payment of the liabilities of the Company (including the repayment of any loans or advances made by Shareholders) and the expenses of liquidation.  The Managers may retain such amounts as they deem reasonably necessary as a reserve for any contingent liabilities or obligations of the Company.  A reasonable time shall be allowed for the orderly liquidation of Company Property and the discharge of liabilities to creditors so as to enable the Managers to minimize losses normally attendant upon a liquidation.

    (b)     Any and all proceeds remaining after paying the liabilities referred to in subparagraph (a) above shall be distributed to the Distributees in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

          11.05     Record Date.  Any distributions to be made by the Company (whether a Tax Distribution from Cash Available or by reason of the liquidation of the Company) will be distributed to those Distributees who are the owners of record of Shares on the date each such distribution is made.

          11.06     No Withdrawals.  No Distributee shall be entitled to make withdrawals from his Capital Account except to the extent of distributions made under this Article 11.

ARTICLE 12

ALLOCATIONS OF PROFITS AND LOSSES

          Profits and Losses shall be allocated among the Distributees in accordance with the Tax Appendix attached hereto as Schedule B and made a part hereof.

ARTICLE 13

BOOKS AND RECORDS

          13.01     Record Keeping Requirements.  The Company shall keep full and complete books and records in accordance with the Act.  The books and records of the Company shall be kept and maintained at its offices or, subject to the provisions of the Act, at such other place or places as the Company may from time to time determine.  The Company’s books shall be kept on the cash basis, unless a different accounting method is permitted under applicable law and the Managers elect to employ such method.

          13.02     Right to Examine Records.  Any Shareholder  shall have the right to examine the books, records and financial accounts of the Company at any reasonable time specified by the Company and for any purpose reasonably related to the ownership of such Person’s Shares.  In lieu of the examination of such records, the Company may, at such Shareholder’s expense, provide copies of the requested records to such Shareholder.

          13.03     Confidential Information.  Notwithstanding any other provision of this Agreement, the Company has the right to keep confidential from its Shareholders for a reasonable period of time any information which the Company reasonably considers to be in the nature of trade secrets or any other information as follows:

(i)	information the disclosure of which the Company in good faith reasonably believes is not in the best interests of the Company or could damage the Company or its business; and

(ii)	information that the Company is required by law or by agreement with a third person to keep confidential.

          13.04     Tax Information.  As promptly as reasonably practical after the end of each Fiscal Year, the Company shall transmit to all Shareholders, such information regarding the Company as is necessary to permit the Shareholders to prepare their federal income tax returns.  The Company shall also transmit to Shareholders, when available, the financial statements of the Company for such Fiscal Year.

          13.05     Bank Accounts.  All of the Company’s funds shall be deposited in its name in such bank account or accounts as shall be designated from time to time by the Managers.  Withdrawals from such account or accounts shall be made by checks or other appropriate instruments signed by the Chief Executive Officer of the Company and such other officer(s) or Person(s) as the Board of Directors shall from time to time designate.

ARTICLE 14

RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

          14.01     No Personal Liability.  Except as otherwise agreed in writing by a Shareholder, a Shareholder shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any Shareholder or to the creditors of the Company, beyond (i) the amount contributed by such Shareholder to the capital of the Company, (ii) such Shareholder’s share of the accumulated but undistributed Profits of the Company, if any, and (iii) the amount of any distribution (including the return of any Capital Contribution) made to such Shareholder required to be returned to the Company pursuant to the Act.

          14.02     Shareholder Duty.  For purposes of determining the various duties owed by the majority Shareholders of the Company, including, but not limited to, the duty owed by a majority Shareholder to a minority Shareholder, the common law and statutory law of the State of Ohio with respect to corporations shall govern.

          14.03     Priority and Return of Capital.  Except as may be otherwise expressly provided in this Agreement, no Shareholder shall have priority over any other Shareholder, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided, however, that this Article shall not apply to loans (as distinguished from Capital Contributions) which a Shareholder has made to the Company.

          14.04     Quorum.  Except as otherwise provided by law or by the Articles of Organization or the Joint Venture Agreement, the holders of a majority of the Shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business.  If, however, such quorum shall not be present or represented at any meeting of the Shareholders, the Shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder entitled to vote at the meeting.

          14.05     Voting.  Unless otherwise required by law, the Articles of Organization, or the Joint Venture Agreement or this Agreement, any question brought before any meeting of Shareholders shall be decided by the vote of the holders of a majority of the Shares represented and entitled to vote thereat.  The Shareholders shall have exclusive voting power in all matters as to which approval of the Shareholders is expressly required by this Agreement or the Act.  Each Shareholder represented at a meeting of Shareholders shall be entitled to cast one vote for each Share entitled to vote thereat held by such Shareholder.  Such votes may be cast in person or by proxy, but no proxy shall be voted more than one (1) year from its date, unless such proxy provides for a longer period.  The Managers, in their discretion, or the officer of the Company presiding at a meeting of Shareholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

          14.06     Consent of Shareholders in Lieu of Meeting.  Unless otherwise provided in the Articles of Organization or the Joint Venture Agreement, any action required or permitted to be taken at any meeting of Shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of the number of issued and outstanding Shares required pursuant to Section 14.05 to take such action.  If such action is taken by the written consent of the holders of less than all of the issued and outstanding Shares of the Company, a notice of the action so taken shall promptly be provided in the manner required by Section 29.12 of this Agreement to all Shareholders who have not provided their written consent.

ARTICLE 15

RIGHTS AND DUTIES OF MANAGERS

          15.01     Rights of Managers.  The Company shall be managed by a Board of Managers.  The Managers as a group shall direct, manage and control the business of the Company to the best of their ability.  Except for situations in which the approval of the Shareholders is expressly required by this Agreement or by non-waivable provisions of applicable law or as otherwise provided in this Agreement or in the Joint Venture Agreement, the Board of Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, in all respects in accordance with this Agreement.  No Shareholder shall have any power or authority to bind the Company unless the Shareholder has been authorized by the Board of Managers to act as an agent of the Company.

          15.02     Number and Election of Managers.  The Board of Managers shall consist of six (6) Persons, or such other number of Managers as the Parties may agree.  Managers do not need to be Shareholders.  The designation and election of Managers and substitute Managers shall be governed by the terms of the Joint Venture Agreement.

          15.03     Chairman and Vice Chairman.  Maciej Zalewski is hereby designated as Chairman of the Board of Managers of the Company, and Philip M. Lynch is hereby designated and elected as Vice Chairman of the Board of Managers of the Company.  The Chairman shall serve at the pleasure of the Shareholders other than NTI, and the Vice Chairman shall serve at the pleasure of NTI.  The responsibilities and authorities of the Chairman and the Vice Chairman shall be determined by the Board of Managers from time-to-time.

          15.04     Meetings.  The Board of Managers shall manage the affairs of the Company.  The Board of Managers of the Company may hold meetings, both regular and special, either within or without the State of Ohio.  Regular meetings of the Board of Managers may be held at such time and at such place as may from time to time be determined by the Managers.  Special meetings of the Board of Managers may be called by the Chairman, or Vice Chairman or by any two Managers.  Notice thereof stating the place, date and hour of the meeting shall be given to each Manager either by mail not less than forty-eight hours before the date of the meeting, by telephone or fax on twenty-four hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances.  Any Manager may waive, in writing, the requirement of notice contained herein with respect to himself.

          15.05     Quorum.  Except as may be otherwise specifically provided by law, the Articles of Organization or this Agreement, at all meetings of the Board of Managers, a majority of the Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers.  If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          15.06     Actions by the Managers.  Unless otherwise provided by the Articles of Organization or this Agreement, any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, if all the Managers consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers.

          15.07     Meetings by Means of Conference Telephone.  Unless otherwise provided by the Articles of Organization or this Agreement, the Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other.  Participation in a meeting pursuant to this Section 15.07 shall constitute presence in person at such meeting.

          15.08     Compensation.  The Managers may be reimbursed their reasonable expenses, if any, of attendance at each meeting of the Board of Managers, but they shall not be paid any other compensation or remuneration in consideration of their services as Managers.

          15.09     Interested Managers.  No contract or transaction between the Company and one or more of its managers or officers, or between the Company and any other corporation, partnership, association, or other entity in which one or more of its directors, officers or equity owners are managers, officers, directors or equity owners shall be void or voidable solely for this reason, or solely because the manager or officer is present at or participates in the meeting of the Managers which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Managers and the Managers in good faith authorize the contract or transaction by the affirmative votes of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Shareholders not interested in the contract or transaction; or (iii) the contract or transaction is fair as to the Company and the Shareholders as of the time it is authorized, approved or ratified by the Managers or the Shareholders.  Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Managers which authorizes the contract or transaction.

          15.10     Liability for Certain Acts.  The Managers shall perform their duties in good faith, in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.  A Manager shall not be found to have violated the foregoing unless it is proved, by clear and convincing evidence, in any action brought against the Manager, including but not limited to, an action involving or affecting a termination or potential termination of the Manager’s service to the Company, that the Manager has not acted in good faith, in a manner the Manager reasonably believes to be in or not opposed to the best interests of the Company, or with the care that an ordinarily prudent person in a similar position would use under similar circumstances.  A Manager shall be liable in damages for any action the Manager takes or fails to take as a Manager only if it is proved by clear and convincing evidence in a court of competent jurisdiction, that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with a reckless disregard for the best interests of the Company.  A Manager does not, in any way, guarantee the return of the Capital Contributions or a profit for the Shareholders from the operations of the Company.

          15.11     Right to Rely on Opinions and Reports  In performing their duties or exercising their authority, Managers are entitled to rely on information, opinions, reports, or statements, including, but not limited to, financial statements and other financial data, that are prepared or presented by any of he following Persons:

(i)	one or more Shareholders, Managers, Officers or employees of the Company, who the Manager reasonably believes are reliable and competent in the matters prepared or presented; and

(ii)	legal counsel, certified public accountants, appraisers, consultants or other Persons as to matters that the Manager reasonably believes are within the Person’s professional or expert competence.

          15.12     Managers and Shareholders Have No Exclusive Duty to the Company.  The Managers shall not be required to manage the Company as their sole and exclusive function and the Managers may have other business, trade, investment or employment interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Shareholders shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers and/or any Shareholders or to the income or proceeds derived therefrom.  Neither the Managers nor any Shareholder shall incur any liability to the Company or to any of the Shareholders as a result of engaging in any other business or venture.

          15.13     Indemnity of the Managers, Employees and Other Agents.  The Company shall indemnify and defend the Managers and Officers and make advances for expenses to the maximum extent permitted by law.  The Company shall indemnify its employees and other agents who are not Managers or Officers to the maximum extent permitted by law, provided that such indemnification in any given situation is approved by the Managers.

          15.14      Removal of Managers.  Any Manager may be removed at any time by the affirmative vote of the Shareholders.  In the event of the removal of a Manager, the vacancy created thereby shall be filled in accordance with the provisions of Section 15.02 hereof.

          15.15     Appointment of Officers.  The Board of Managers shall have authority to select and designate Officers for the Company who need not be Managers or Shareholders except that the Chairman and the Vice Chairman shall both be Managers.  The Officers shall perform such duties and shall have such powers as may from to time be assigned to them by the Board of Managers.  The Board of Managers may delegate to any Officer of the Company the power to choose other Officers and to prescribe their respective duties and powers

ARTICLE 16

[RESERVED]

ARTICLE 17

DISSOLUTION OF THE COMPANY

          17.01     Dissolution Events.  The Company shall be dissolved only upon the occurrence of any of the following events (“Dissolution Events”):

(i)	the issuance of a court decree ordering the dissolution of the Company;

(ii)	the termination of the Joint Venture Agreement pursuant to its terms; or

(iii)	action by the written consent of all the Shareholders authorizing dissolution of the Company.

The Shareholders hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.  The death, incompetency, bankruptcy, or removal of a Manager or Shareholder shall not cause the dissolution of Company.  If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, the Shareholders hereby agree to continue the business of the Company without a winding up or liquidation.

          17.02     Death or Incompetency.  If a Shareholder who is an individual dies or a court of competent jurisdiction adjudges such Shareholder to be incompetent to manage his/her person or property, the Shareholder’s executor, administrator, guardian, conservator, or other legal representative (“Successor”) may exercise all of the Shareholder’s rights for the purpose of settling his estate or administering the Shareholder’s property; provided, however, that except as otherwise provided in this Agreement, the Successor shall not be considered a Shareholder and shall have no right to vote.

          17.03     No Recourse.  A Shareholder shall look solely to Company Property for all distributions with respect to the Company and for the return of his Capital Contribution and shall have no recourse therefor against any other Shareholder or Manager.  The Shareholders shall not have any right to demand or to receive property other than cash upon dissolution and termination of the Company or to demand the return of their Capital Contributions prior to dissolution and termination of the Company.

          17.04     Winding Up.  Upon the occurrence of a Dissolution Event, the Managers shall proceed with the winding up of the affairs of the Company and Company Property shall be applied and distributed in accordance with the provisions of Section 11.04 of this Agreement and Section 17.9 of the Joint Venture Agreement.  If the Managers so determine, a pro rata portion of the distributions that would otherwise be made to the Shareholders pursuant to said Section 11.04 may be:

(i)

distributed to a trust established for the benefit of the Shareholders for the purposes of liquidating Company Property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Shareholders arising out of or in connection with the Company; the assets of any such trust to be distributed to the Shareholders from time to time, in the same proportions as  would otherwise have been distributed to the Shareholders pursuant to this Agreement; or

(ii)

withheld to provide a reasonable reserve for the Company’s liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Shareholders as soon as practicable.

          17.05     No Technical Liquidation.  Notwithstanding any other provision of this Agreement, in the event the Company is liquidated within the meaning of IRS Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, the Company shall be deemed to have distributed Company Property in kind to the Shareholders, who shall be deemed to have assumed and taken subject to all of the Company’s liabilities.  Immediately thereafter, the Shareholders shall be deemed to have recontributed the Company Property in kind to the Company, which shall be deemed to have assumed and taken subject to all such liabilities.

          17.06     Statement Furnished.  Following the winding up of the affairs of the Company, each of the Shareholders shall be furnished with a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.  Upon compliance by the Managers with the foregoing, the Shareholders shall cease to be such, and the Managers, or the Company, shall execute and cause to be filed a certificate of dissolution of the Company and any and all other documents necessary with respect to termination and dissolution.

ARTICLE 18

SHARE CERTIFICATES

          The Board of Managers may, in its discretion, issue certificates certifying the number of Shares owned by each Shareholder.

ARTICLE 19

DISPUTE RESOLUTION

          Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in Article 19 of the Joint Venture Agreement.

ARTICLE 20

AMENDMENT OF OPERATING AGREEMENT

          20.01     Clarification Amendments.  This Agreement may be amended by the Managers without the approval of any Shareholder if such amendment is solely for the purpose of clarification, does not change the substance hereof, and the Company has obtained the opinion of its counsel to that effect.

          20.02     Amendments Admitting Shareholders.  This Agreement may be amended by the Managers without the approval of any Shareholder if such amendment is for the purpose of admitting or substituting Shareholders and the admission or substitution of such Shareholders has been approved in accordance with the terms of this Agreement.

          20.03     Amendments to Satisfy Changes in Law.  This Agreement may be amended by the Managers without the approval of any Shareholder if such amendment is, in the opinion of counsel for the Company, necessary or appropriate to satisfy requirements of the Code or the Regulations with respect to partnerships or limited liability companies or of any federal or state securities laws or regulations.

          20.04     Other Amendments.  Except as otherwise specifically provided in this Article 20, amendments to this Agreement or the Articles of Organization shall require the written consent of the Shareholders holding at least two-thirds (2/3) of the Shares of the Company; provided, however, that with respect to an amendment to any provision of this Agreement which requires the consent of a proportion of the Shares greater than two-thirds (2/3), the consent of such proportion shall be required to modify or amend such provision.  The foregoing requirement of written consent may be granted by a favorable vote of the necessary majority at a meeting of Shareholders called for that purpose.

ARTICLE 21

MERGER, CONSOLIDATION AND SALE OF ASSETS

          21.01     Vote.  Any merger or consolidation of the Company pursuant to Sections 1705.36 or 1705.37 of the Act, and any transaction which would result in the sale of all or substantially all of the assets of the Company, must be approved by the affirmative vote of a majority of the Managers and by the affirmative vote of Shareholders owning at least two-thirds (2/3) of the Shares.

          21.02     Dissenter’s Rights.  The transactions described in Section 21.01 above shall give rise to dissenter’s rights to any Shareholder who did not vote to approve such transaction and who takes such other action as may be required to perfect and preserve such dissenter’s rights pursuant to Section 1705.40 through 1705.43 of the Act, the terms of which are incorporated herein by reference.

ARTICLE 22

MISCELLANEOUS

          22.01     No Partnership Intended for Non-Tax Purposes.  The Shareholders formed the Company pursuant to the Act, and expressly did not and do not intend to form a partnership or limited partnership.  The Shareholders do not intend to be partners as to one to another, or partners as to any third party.

          22.02     Rights of Creditors and Third Parties Under This Agreement.  This Agreement is entered into among the Shareholders for the exclusive benefit of the Company, its Shareholders and their successors and permitted assigns.  This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent provided by Section 1705.19 of the Act, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Shareholder with respect to any Capital Contribution or otherwise.

          22.03     Entire Agreement.  This Agreement, together with the Joint Venture Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof.  It supersedes any prior agreement or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.  This Agreement must be read in connection with the Joint Venture Agreement, and in the event of any inconsistency between the terms of this Agreement and the terms of the Joint Venture Agreement, the terms of the Joint Venture Agreement shall prevail.

          22.04     Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the local laws of the State of Ohio.

          22.05     Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

          22.06     Gender.  Where necessary or appropriate to the meaning hereof, the singular and the plural shall be deemed to include each, and the masculine, the feminine and the neuter shall be deemed to include each other.

          22.07     Severability.  If a judicial determination is made that any of the provisions of this Agreement constitute an unreasonable or otherwise unenforceable restriction against any Party, such determination shall not affect the validity of the remaining provisions.  In the event that a provision shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid.

          22.08     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  The Company is also intended to be a third party beneficiary of the agreements of the Parties set forth in this Agreement.

          22.09     Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof.  No waiver of any provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

          22.10     Further Cooperation.   From and after the date of this Agreement, the Parties will each take such action and deliver such documents as shall be reasonably necessary or appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

          22.11     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          22.12     Designation of Tax Matters Partner.  NTI is hereby designated as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code.

(Balance of page intentionally blank)

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION,
a Delaware USA corporation

By	/s/ Philip M. Lynch

Title Chief Executive Officer

/s/ Zbigniew Tokarz

ZBIGNIEW TOKARZ, TRUSTEE
U/A DATED JUNE 26, 2003

/s/ Maciej Zalewski

MACIEJ ZALEWSKI, TRUSTEE
U/A DATED JUNE 26, 2003

ATAGENCER LLC,
an Ohio limited liability company

By /s/ Dr. Mehmet A. Gencer

Title President

POLYMER ENERGY, LLC

Operating Agreement Counterpart Signature Page

          The undersigned, desiring to become a Shareholder and enter into the Operating Agreement (“Operating Agreement”) of POLYMER ENERGY, LLC (the “Company”), hereby executes this Shareholder Signature Page to be attached to the Operating Agreement and agrees to all the terms and provisions thereof and to be bound thereby.  The undersigned hereby constitutes and appoints _________________ or___________________, with full power of substitution, his/her true and lawful attorney in his/her name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by the Managers to carry out the provisions of the Operating Agreement, including without limitation, an amendment or amendments to the Operating Agreement for the purpose of adding the undersigned and others as Shareholders in the Company as contemplated by the Operating Agreement (which amendment(s) the undersigned hereby joins in and executes, hereby authorizing this Shareholder Signature Page to be attached to any such amendment(s)) and of otherwise amending said Operating Agreement, from time to time.  The power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death or incompetency of the undersigned.  Execution of this Shareholder Signature Page shall constitute execution of the Operating Agreement, and when such page is attached thereto, shall become a part thereof.

          IN WITNESS WHEREOF, the undersigned has executed this Shareholder Signature Page to the Operating Agreement of the Company as of ____________________.

SHAREHOLDER:

No. of Shares: _______

Witnesses:

(Address--See Note Below)

(City State Zip Code)

	(NOTE:	The address given above must be the residence or office address of the Shareholder.)

SCHEDULE A

LIST OF SHAREHOLDERS

Name and Address	Percentage Ownership	Number of Shares

Northern Technologies International Corporation
23205 Mercantile Road
Beachwood, Ohio 44122
Attn: Chairman	50.00%	5,000 sh.

Zbigniew Tokarz, Trustee
U/A Dated June 26, 2003
c/o Charles T. Weible
Weible & Associates Co.
3505 E. Royalton Road, Suite 150
Broadview Heights, OH 44147-2994	25.00%	2,500 sh.

Maciej Zalewski, Trustee
U/A Dated June 26, 2003
c/o Charles T. Weible
Weible & Associates Co.
3505 E. Royalton Road, Suite 150
Broadview Heights, OH 44147-2994	12.50%	1,250 sh.

Atagencer, LLC
10988 Tanager Trail
Brecksville, Ohio 44141	12.50%	1,250 sh.

Total	100.00%	10,000 sh.

SCHEDULE B

POLYMER ENERGY, LLC

Tax Appendix to Operating Agreement

          This Tax Appendix is attached to and is a part of the Operating Agreement of Polymer Energy, LLC (the “Agreement”).  The provisions of this Appendix are intended to comply with the requirements of Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2 with respect to allocations of Profits and Losses, and shall be interpreted and applied accordingly.

SECTION 1 - DEFINITIONS.

          For purposes of this Appendix, the capitalized terms listed below shall have the meanings indicated.  Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.

          1.01  “Adjusted Capital Account Deficit” means, with respect to any Shareholder, the deficit balance, if any, in such Shareholder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i)  Credit to such Capital Account any amounts which such Shareholder is obligated by this Agreement to restore to the Company or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          1.02  “Book Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed by a Shareholder to the Company shall be the gross fair market value of such asset.

          (ii)  The Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Directors in accordance with Code Section 7701(g), as of the following times: (a) the acquisition of an additional share of Shares in the Company by any new or existing Shareholder in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a retiring or continuing Shareholder as consideration for a share of Shares in the Company of more than a de minimis amount of money or other Company property; and (c) the liquidation of the Company.

          (iii)  If the Book Value of an asset has been determined or adjusted pursuant to paragraph (i) or (ii) above of this Section l.02, such Book Value shall thereafter be adjusted for the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          1.03  “Capital Account” means, with respect to any Shareholder, the Capital Account maintained for such Shareholder in accordance with the following provisions:

          (i)  To each Shareholder’s Capital Account there shall be credited such Shareholder’s Capital Contributions, such Shareholder’s distributive share of Profits and any items in the nature of income or gain which are allocated to him pursuant to the Agreement, and the amount of any Company liabilities assumed by such Shareholder or which are secured by any Company Property distributed to such Shareholder.

          (ii)  To each Shareholder’s Capital Account there shall be debited the amount of cash and the value of any Company Property distributed to such Shareholder pursuant to any provision of this Agreement, such Shareholder’s distributive share of Losses and any items in the nature of expenses or losses that are allocated to him pursuant to the Agreement, and the amount of any liabilities of such Shareholder assumed by the Company or which are secured by any property contributed by such Shareholder to the Company.

          (iii)  In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (iv)  In determining the amount of any liability for purposes of subparagraphs (a) and (b) of this Section 1.3, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and any other provisions of this Appendix and/or the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Directors determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Shareholders), are computed in order to comply with such Regulations, the Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Shareholder upon the dissolution of the Company.  The Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Shareholders and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

          1.04  “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

          1.05  “Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction, as computed for federal income tax purposes, allowable with respect to an asset of the Company for such year or other period, except that if the Book Value of a Company asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

          1.06  “Shareholder” means a “Member” (as that term is defined in the Act).

          1.07  “Shareholder Minimum Gain” means an amount, with respect to each  Shareholder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Shareholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(2) of the Regulations.

          1.08  “Shareholder Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

          1.09  “Shareholder Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          1.10  “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

          1.11  “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

          1.12  “Profits” and “Losses” means for each taxable year or other period an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

          (ii)  any expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account (as described in and within the meaning of Code Section 705(a)(2)(B)) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1 (b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (iii)  if Company property is reflected on the Company’s books at other than its adjusted tax basis, then in lieu of depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, there shall be taken into account Depreciation for such year or other period, computed in accordance with the Regulations issued pursuant to Code Section 704(b);

(iv) any items that are specially allocated to a Shareholder pursuant to this Appendix shall not be taken into account in determining Profits and Losses; and

          (v)  for purposes of determining Profit or Loss upon the sale or other disposition of any Company Property, then in accordance with the Regulations under Code Section 704(b), the value of an asset properly reflected on the Company’s books at the time of sale or other disposition shall be substituted for the property’s adjusted tax basis if at the time of sale or disposition there is a variance in such value and adjusted tax basis.

Except as may be otherwise provided in this Appendix and/or the Agreement, all items that are components of Profits and Losses shall be divided among the Shareholders in the same ratio as they share Profits and Losses.

          1.13  “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

SECTION 2.01 - ALLOCATION OF PROFITS AND LOSSES.

          After accounting for the special allocations of Section 2.02, the balance of Profits and all Losses shall be allocated among the Shareholders in proportion to their respective Ownership Interests.

SECTION 2.02 - SPECIAL ALLOCATIONS.

          The following special allocations shall be made in the following order:

          (a)  Shareholder Nonrecourse Deductions.  Any Shareholder Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Shareholder who bears the economic risk of loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable in accordance with Regulations 1.7042(i)(1).

          (b)  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Shareholders pro rata in proportion to their ratio for sharing Profits or Losses for the taxable year.  The “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Shareholders in proportion to their respective Ownership Interests.

          (c)  Company Minimum Gain Chargeback.  Notwithstanding any other provision of the Agreement or of this Appendix, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Shareholder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Shareholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), that is allocable to the disposition of Company Property subject to Nonrecourse Liabilities, determined in accordance with Regulations Section 1.704-2(f), or (ii) if such Shareholder would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations.  This paragraph (c) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.  To the extent permitted by such Section of the Regulations and for purposes of this paragraph (c) only, each Shareholder’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this paragraph (c) with respect to such Fiscal Year and without regard to any net decrease in Shareholder Minimum Gain during such Fiscal Year.

          (d)  Shareholder Minimum Gain Chargeback.  Notwithstanding any other provision of the Agreement or of this Appendix except Section 2.02(c), if there is a net decrease in Shareholder Minimum Gain attributable to a Shareholder Nonrecourse Debt during any Fiscal Year, each Shareholder who has a share of the Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary subsequent years) in an amount equal to the greater of (i) the portion of such Shareholder’s share of the net decrease in Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5) that is allocable to the disposition of Company Property subject to such Shareholder Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4), or (ii) if such Shareholder would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant thereto.  The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Regulations.  This paragraph (d) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.  Solely for purposes of this paragraph (d), each Shareholder’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this paragraph (d) with respect to such Fiscal Year, other than allocations pursuant to Section 2.02(c) hereof.

          (e)  Qualified Income Offset.  In the event any Shareholder unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Shareholder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Shareholder as quickly as possible, provided that an allocation pursuant to this paragraph (e) shall be made only if and to the extent that such Shareholder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 2 have been tentatively made as if this paragraph (e) were not in this Appendix.

          (f)  Gross Income Allocation.  If any Shareholder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Shareholder is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Shareholder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Shareholder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph (f) shall be made only if and to the extent that such Shareholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 2 have been made as if this paragraph (f) and Section 2.02(e) hereof were not in this Appendix.

          (g)  Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b) (2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Shareholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

SECTION 3 - CURATIVE ALLOCATIONS.

          The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 3(a) hereof, the “Nonrecourse Regulatory Allocations,” as defined in Section 3(b) hereof, and the “Shareholder Nonrecourse Regulatory Allocations,” as defined in Section 3(c) hereof.

          (a)  The “Basic Regulatory Allocations” consist of allocations pursuant to Sections 2.02(e), 2.02(f) and 2.02(g) hereof.  Notwithstanding any other provision of this Appendix and/or the Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Shareholders so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Shareholder shall be equal to the net amount that would have been allocated to each such Shareholder if the Basic Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence, allocations pursuant to this Section 3(a) shall only be made with respect to allocations pursuant to Section 2.02(g) hereof to the extent the Managers reasonably determine that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

          (b)  The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 2.02(b) and 2.02(c) hereof.  Notwithstanding any other provision of this Appendix and/or the Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Shareholders so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Shareholder shall be equal to the net amount that would have been allocated to each such Shareholder if the Nonrecourse Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 3(b) shall be made prior to the Fiscal Year during which there is a net decrease in Company Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Company Minimum Gain, and (ii) allocations pursuant to this Section 3(b) shall be deferred with respect to allocations pursuant to Section 2.02(b) hereof to the extent the Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 2.02(c)

          (c)  The “Shareholder Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 2.02(a) and 2.02(d) hereof.  Notwithstanding any other provision of this Appendix and/or the Agreement, other than the Regulatory Allocations, the Shareholder Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction among the Shareholders so that, to the extent possible, the net amount of such allocations of other items and the Shareholder Nonrecourse Regulatory Allocations to each Shareholder shall be equal to the net amount that would have been allocated to each such Shareholder if the Shareholder Nonrecourse Regulatory Allocations had not occurred.  For purposes of applying the foregoing sentence (i) no allocations pursuant to this Section 3(c) shall be made with respect to allocations pursuant to Section 2.02(a) relating to a particular Shareholder Nonrecourse debt prior to the Fiscal Year during which there is a net decrease in Shareholder Minimum Gain attributable to such Shareholder Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Shareholder Minimum Gain, and (ii) allocations pursuant to this Section 3(c) shall be deferred with respect to allocations pursuant to Section 2.02(a) hereof relating to a particular Shareholder Nonrecourse Debt to the extent the Managers reasonably determine that such allocations are likely to be offset by subsequent allocations pursuant to Section 2.02(d) hereof.(d)The Managers shall have reasonable discretion, with respect to each Fiscal Year, to (i) apply the provisions of Sections 3(a), 3(b) and 3(c) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to Sections 3(a), 3(b) and 3(c)  hereof among the Shareholders in a manner that is likely to minimize such economic distortions.

SECTION 4 - SPECIAL RULES.

          (a)  Restatement of Book Value.  In accordance with Regulation Section 1.704-l(b)(2)(iv)(f), the Managers may, upon the occurrence of the events specified in such Section of the Regulations, revalue the Company’s property and assets (including intangible assets such as goodwill) as well as the Shareholders’ Capital Accounts.

          (b)  Prorations.  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Section 706 of the Code and the Regulations thereunder.

          (c)  Increase for Company Minimum Gain and Shareholder Minimum Gain.  Whenever under the provisions of this Appendix the Capital Account balances are to be first increased by a Shareholder’s share of Company Minimum Gain and Shareholder Minimum Gain; such Capital Account shall be increased only once by such amounts, even though various paragraphs in such Sections require an increase.

SECTION 5 - TAX ALLOCATIONS: CODE SECTION 704(c).

          (a)  In General.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deductions with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Shareholders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section l.02 of this Appendix).

          (b)  Revaluation.  If the Book Value of any Company asset is adjusted pursuant to Section l.02 of this Appendix, subsequent allocations of income, gain, loss, and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the regulations thereunder.

          (c)  Elections.  Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of the Agreement and this Appendix.  Allocations pursuant to this Section 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Shareholder’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the Agreement and this Appendix.

SECTION 6 - TAX ELECTION.

          In the event of a transfer of all or part of the Ownership Interest of a Shareholder, or upon the distribution of cash or other property to a Shareholder, the Company may, but shall not be obligated to, elect pursuant to Section 754 of the Internal Revenue Code to adjust the basis of the Company’s assets.  The determination to make such election shall be within the absolute discretion of the Managers, and the Managers may, in their discretion, require one or more persons likely to benefit from such election to pay the additional accounting and other expenses associated with making such election.

SCHEDULE C

INITIAL MANAGERS

The Initial Managers of Company shall be as follows:

Name of Manager	Designated By

Maciej Zalewski	Tokarz

Zbigniew Tokarz	Tokarz

Mehmet Gencer	Atagencer

Philip M. Lynch	NTI

Patrick Lynch	NTI

Anna Zalewska	NTI